News Release
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FOR IMMEDIATE RELEASE

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C. Thomas Harvie to retire as Goodyear General Counsel

Board of Directors Elects David L. Bialosky,
Senior Vice President, General Counsel & Secretary

AKRON, Ohio, July 29, 2009 – C. Thomas Harvie, The Goodyear Tire & Rubber Company’s general counsel for more than 14 years, has announced plans to retire in October. Subsequently, the Goodyear Board of Directors elected David L. Bialosky, executive vice president, general counsel and secretary of TRW Automotive Holdings Corp., to succeed Harvie.

Bialosky, 51, has held the general counsel post at TRW Automotive Holdings since 2002, and held various other posts with TRW Inc. between 1989 and 2002. He was instrumental in establishing the corporate law department for the newly created TRW Automotive Holdings after it was spun off in 2003.

“Dave’s breadth of experience and his record of success at TRW indicate that he will be an important contributor to Goodyear’s leadership team,” said Robert J. Keegan, Goodyear’s chairman and chief executive officer. “We sought a successor who could contribute immediately and continue the strong and innovative leadership that Tom Harvie has provided throughout his career.”

Before TRW, Bialosky worked as an associate in the Cleveland office of Thompson Hine LLP from 1985 to 1989. From 1980 to 1982, he worked for The Standard Oil Co. as a mechanical engineer. Bialosky received his bachelor’s degree in engineering sciences from Dartmouth College in 1980 and his law degree from Northwestern University in 1985.

“Tom’s service and dedication to Goodyear have been outstanding, and his cool, wise judgment invaluable as he has provided counsel as an integral party to all key corporate business decisions,” Keegan said. “His contributions include outstanding risk management and clarity of advice that have enabled Goodyear to operate at the highest level of ethical standards.”

Harvie, 66, joined Goodyear in July 1995 after serving as vice president and associate general counsel at TRW Inc., where he worked from 1975 to 1995. He was named Goodyear’s vice president and general counsel in 1995 and was then elected senior vice president, general counsel and secretary in 1999.

Harvie earned an undergraduate degree in history from Stanford University in 1965 and graduated from Yale Law School in 1968. Following two years in the U.S. Army including service in Vietnam as a captain assigned to the Staff Judge Advocate, Harvie joined the New York City firm of Debevoise and Plimpton. While at TRW, Harvie held a variety of positions in the law department and automotive sector legal team.

Bialosky will join Goodyear in late September. Following a transition period, Harvie will retire Oct. 31.

Goodyear is one of the world’s largest tire companies. It employs nearly 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.

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